EXHIBIT 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2006 Incentive Compensation Plan of ADVO, Inc. of our reports dated December 1, 2006, with respect to the consolidated financial statements and schedule of ADVO, Inc. included in its Annual Report (Form 10-K) for the year ended September 30, 2006, ADVO, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of ADVO, Inc., filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Hartford, Connecticut

January 24, 2007